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                                                                    Exhibit 10.1

EXECUTION COPY

                          XCHANGE(R) RESELLER AGREEMENT


This Agreement, made as of this 31st day of March, 2001 (the "Effective Date"), by and between Exchange Applications, Inc., a Delaware corporation having a principal place of business at One Lincoln Plaza, 89 South Street, Boston, Massachusetts 02111 ("Xchange"), and Carreker Corporation, a Delaware corporation having a principal place of business at 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244 ("Carreker").

                          W I T N E S S E T H  T H A T :

WHEREAS, Xchange is the owner of a customer relations management product known as Xchange EnAct, which consists of consulting methodologies and software and is more particularly described in the Product Schedule attached hereto as Schedule A.

WHEREAS, Carreker desires to become a reseller of EnAct to potential users in the Subject Field and Territory (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties as hereinafter set forth, the parties agree as follows:

1.       DEFINITIONS

1.1 For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         "Banking Services" shall have the meaning set forth on Schedule B to this Agreement.

         "Calendar Year" means January 1 through December 31 in any given year.

         "Carreker" shall have the meaning set forth in the introductory paragraph hereto.

         "Carreker Maintenance Fees" shall mean all fees received by Carreker for providing maintenance and customer support services in connection with the Software pursuant to Sublicense and Services Agreements.

         "Consulting Services" shall have the meaning set forth on Schedule A hereto.

         "Documentation" means the user guides, instruction manuals, training manuals, pamphlets and other materials related to the use of EnAct by Sublicensees as more particularly described in the Product Schedule.

         "Effective Date" shall have the meaning set forth in the introductory paragraph hereto.

         "EnAct" means the Xchange EnAct customer relations management solution suite owned by Xchange as more particularly described in the Product Schedule.

         "EnAct Royalty" shall have the meaning set forth on Schedule D of this Agreement.

         "Event of Release" shall have the meaning set forth in Section 2.9 hereof.


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                                      -2-

         "Guaranteed Royalties" shall have the meaning set forth in Section
3.2 hereof. Guaranteed Royalties shall consist of the applicable EnAct Royalty and Maintenance Royalty as set forth on Schedule D hereto.

         "License" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Indemnified Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Indemnifying Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Initial Term" means the time period from March 31, 2001 through March 31, 2002.

         "Maintenance Royalty" shall have the meaning set forth on Schedule D attached to this Agreement.

         "Maintenance Fee" shall have the meaning set forth in Section 5.2 hereof.

         "Methodologies" means the methodologies of EnAct as more particularly described in the Product Schedule.

         "Non-Exclusive Term" shall have the meaning set forth in Section 4.2 of this Agreement.

         "New Development" shall mean any variation, derivative work, improvement, new discovery, enhancement or other modification to EnAct developed or created by Carreker whether independently or jointly with Xchange or any other party.

         "Product Schedule" shall mean the schedule attached hereto as Schedule A.

         "Proprietary Material" shall include EnAct and any component thereof and any other information, materials or data received by Carreker from Xchange, in written, oral, machine-readable or other form, including, but not limited to, designs, concepts, ideas, New Developments, know-how, technology and other information that has been identified by Xchange as proprietary or confidential (hereinafter referred to in the paragraph as "Information"); provided that "Proprietary Material" shall not include Information that Carreker can prove by clear and convincing written evidence to be information which:

         (i) is or becomes generally available in the public domain without the fault of Carreker;

         (ii) is already known to Carreker prior to disclosure hereunder without an obligation of confidentiality to Xchange (provided, however, that this exception shall not include any New Development); or

         (iii) is disclosed to Carreker by a third party without restriction and without breach of any separate confidentiality obligation owed to Xchange.

         "Quarter" means the following periods consisting of three consecutive calendar months in any given Calendar Year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.


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                                      -3-

         "Renewal Term" shall have the meaning set forth in section 4.1 of this Agreement.

         "Revenues" means all income, fees or revenues of any kind generated by and/or payable to Carreker arising out of, relating to or in connection with EnAct, or any of its components, including but not limited to all royalty fees, service fees, consulting fees, maintenance fees, revenues generated pursuant to any Sublicense and Services Agreements and all other income, revenues and fees related to the rights afforded to Carreker pursuant to this Agreement (however denominated); provided, however, that Revenues shall not include any Carreker Maintenance Fees but only to the extent that such Carreker Maintenance Fees do not exceed 16.66% of the total amount of the license fee for the Software collected pursuant to such Sublicense and Services Agreements.

                         In any new sublicensing  arrangements  entered into
by Carreker in which EnAct is licensed with other services or products provided by Carreker, the percentage of total revenues received by Carreker attributable to EnAct and which shall be included in Revenues shall be determined in an equitable and commercially reasonable manner given the relative contributions of EnAct and the other products or services provided by Carreker the initial determination of which will be the Sublicensee's allocation of such amounts pursuant to a formal Sublicensee approved business case, a Sublicensee approved benefit tracking report or a separate acknowledgement letter from the Sublicensee with respect to its obligation to Carreker. Notwithstanding the foregoing, in the event that EnAct is combined with other services or products which are then being provided by Carreker pursuant to an existing customer arrangement, the revenues attributable to EnAct and which shall be included in Revenues shall be the difference between the total amount of revenues received by Carreker less the amount of revenues that would have been received without EnAct. The following are examples of Revenues; provided, however, that such examples shall not alter or amend the foregoing terms of this definition:

                         (a) FLAT CONTINGENCY WITH NO CAP - In this
situation, the value of approved or implemented and tracked benefits that are agreed to by the client times the relevant contingency rate will be deemed to be the price for EnAct and will be accrued at the time client agrees to payment for same.

         o Example - Approved EnAct value as agreed by client in business case of $10,000,000 recurring annual revenue (net of expenses) times 20% benefit approval contingency rate = $2,000,000 contingency fee payment

         o Example - Realized benefits value as agreed by client and presented in benefit tracking reports of $15,000,000 recurring annual revenue (net of expenses) times 15% benefit approval contingency rate = $2,250,000 contingency fee payment

                         (b) FLAT CONTINGENCY WITH A CAP OR WITH A NEGOTIATED
CLIENT SETTLEMENT FOR SERVICES AND RECOMMENDATIONS - In this situation the value approved or implemented and tracked benefits that are agreed to by the client times the relevant prorated contingency rate for the total benefits derived from the project will be deemed to be the price for EnAct and will be accrued at the time client agrees to payment for same.


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                                      -4-


         o Example - Approval of Enact value as agreed by client in business case of $10,000,000 plus approval of other Carreker recommendations as agreed by client in business case(s) of $10,000,000 for total benefit approvals of $20,000,000. Total contingency fees at 30% would equal $6,000,000 but are subject to a cap of $5,000,000. Thus, the effective pro rata contingency rate is 25% and the price for EnAct will be deemed to be $2,500,000.

                         (c) TIERED CONTINGENCY WITHOUT A CAP - In this
situation, the value approved or implemented and tracked benefits that are agreed to by the client times the lowest applicable component of the contingency rate schedule will be applied to determine the amount of contingency fees derived from the project. These contingency fees will be deemed to be the price for EnAct and will be accrued at the time client agrees to payment for same.

         o Example -- Approval of Enact value as agreed by client in business case of $10,000,000 plus approval of other Carreker recommendations as agreed by client in business case(s) of $10,000,000 for total benefit approvals of $20,000,000. Total contingency fees at 20% for the first $10,000,000 and 15% for benefits in excess of $10,000,000 would equal $3,500,000. Benefits derived from other Carreker recommendations will be deemed to occur at the highest rate first when distributing the contingency fees. Thus, the effective rate for any and all EnAct value would be deemed to be 15% and the price for EnAct will be deemed to be $1,500,000.

                         The term Revenues shall not include any sales, use,
or value added taxes (except those taxes which are solely measured by Carreker's income) duties or reimbursements of reasonable out of pocket expenses (including travel expenses) but only to the extent such amounts are
(a) included in payments made to Carreker by any Sublicensees, (b) separately stated and (c) properly reported and/or paid by Carreker.

         "Royalty Fees" shall have the meaning set forth in Section 3.1 of this Agreement. Royalty Fees shall consist of the applicable EnAct Royalty and Maintenance Royalty as set forth on Schedule D hereto.

         "Software" means the computer programs of EnAct listed in the Product Schedule including any software licensed by Xchange from any third party that Xchange is permitted to sublicense to Carreker, provided, however, that no such third party software licensed by Carreker shall be included in the definition of Software and/or EnAct for purposes of Section 8 and Section
9.1 of this Agreement.

         "Source Code Escrow Agreement" shall have the meaning set forth in
Section 2.9 of this Agreement.

         "Source Code License" shall have the meaning set forth in Section
2.9 of this Agreement.

         "Special Transactions" shall have the meaning set forth in Schedule D of this Agreement.

         "Sublicense and Services Agreement" shall have the meaning set forth in Section 2.2 of this Agreement.


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                                      -5-


         "Sublicensee" means any party with whom Carreker enters into a Sublicense and Services Agreement pursuant to the terms of this Agreement

         "Subject Field" shall have the meaning set forth in Schedule B attached to this Agreement.

         "Trademarks" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Territory" shall have the meaning set forth in Schedule B attached to this Agreement.

         "Term" shall mean the Initial Term, the Non-Exclusive Term and all Renewal Terms, if any.

         "Updates" means any error corrections, modifications, enhancements, new versions or updates to the Software furnished by Xchange to Carreker pursuant to this Agreement that are made generally commercially available at no additional charge (other than shipping) to other licensees of the Software who have contracted to receive maintenance support. Updates shall not include any error corrections, modifications, enhancements, new versions or updates which (i) Xchange licenses separately from EnAct, (ii) are marketed under any trademark or trade name other than EnAct, (iii) are produced and/or distributed on a custom basis, or (iv) Xchange is prohibited from furnishing to Carreker.

         "Unearned Royalties" shall have the meaning set forth in Section 5.2 hereof.

         "Xchange" shall have the meaning set forth in the introductory paragraph hereto.

         "Xchange Services" shall have the meaning set forth on Schedule D attached to this Agreement.

2.       APPOINTMENT OF RESELLER AND GRANT OF LICENSE

2.1 Xchange hereby appoints Carreker as a reseller of EnAct but only to Sublicensees in the Subject Field and within the Territory and Carreker hereby accepts such appointment. This appointment (i) is subject to the provisions and is only for the Term, (ii) is personal to Carreker and (iii) may not be assigned or transferred in any way, in whole or in part, nor may Carreker appoint sub-resellers of any kind. Carreker agrees that, in acting as a reseller for Xchange, it will at all times conduct itself in accordance with its warranties, duties and obligations set forth in this Agreement. Provided that Carreker is in full compliance with its obligations under this Agreement and has paid all Guaranteed Royalties and Royalty Fees as required by Section 3, this reseller appointment shall be exclusive for the Subject Field in the Territory during the Initial Term and any Renewal Term. With the exception of the joint marketing of Special Transactions and subject to the provisions of Section 2.7, and provided that Carreker is not in breach of this Agreement, Xchange will not market EnAct, or authorize any third party to market or license EnAct, to any customers in the Subject Field within the Territory during the Initial Term or any Renewal Term.

2.2 Xchange hereby grants to Carreker a limited, nonexclusive, nontransferable license (the "License") to (i) market EnAct, (ii) use the Methodologies to provide Consulting Services, (iii) sublicense the Software and Documentation and (iv) to make copies of the Software and


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                                      -6-

Documentation for (a) archival purposes and (b) distribution but the only for distribution in accordance with Section 2.3 below, in all cases only to Sublicensees in the Subject Field and within the Territory pursuant to written sublicenses (the "Sublicense and Services Agreements") which shall contain at a minimum provisions substantially and materially as set forth on Schedule C hereof and the form of which shall be subject to the advanced written approval of Xchange. Xchange also hereby grants to Carreker a limited, non-transferable and personal license (without the right to sublicense) to use the trademarks, service marks and trade names set forth on Schedule F (collectively, the "Trademarks"), but only in connection with Carreker's activities as contemplated by this Agreement and as permitted by
Section 6.

2.3 Carreker is only authorized to copy the Software for (i) distribution to Sublicensees as part of EnAct pursuant to Sublicense and Services Agreements and (ii) for Carreker's archival or back up purposes; no other copies shall be made without Xchange's prior written consent. Carreker is only authorized to copy and distribute to Sublicensees the portions of the Documentation that are specifically designated for such copying and distribution in writing by Xchange. Carreker shall not copy and distribute the Software and Documentation in a manner inconsistent with the provisions of the Sublicenses and Services Agreement as described on Schedule C hereto. Carreker shall provide the following information and materials to Xchange not less than ten days after to the distribution of any copies of the Software to any Sublicensee:

         1.)  Sublicensee name;
         2.) Execution date of Sublicense and Services Agreement; 3.) Software and Documentation to be copied; and 4.) Install Date.

All titles, Trademarks, copyright, patent and restricted rights notices shall be reproduced in such copies. All copies shall be individually numbered and Carreker shall keep records of the number and location of all such copies. All copies of the Software made by Carreker are subject to the terms of this Agreement.

2.4 Carreker shall not use or duplicate any component of EnAct or make any component of EnAct available to third parties other than as specified in this Agreement. Carreker agrees that it shall not perform, and shall not cause or permit, the reverse engineering, disassembly, or decompilation of any component of EnAct.

2.5 Xchange shall retain all right, title, patent, copyright, trademark and other proprietary rights in EnAct including the Software, Documentation, Methodologies and any Updates, New Developments, enhancements, modifications or translations thereof. Carreker and its Sublicensees shall not acquire any rights in any of the components of EnAct other than those specified in this Agreement and the Sublicense and Services Agreements.

2.6 Notwithstanding any language in this Agreement that could be interpreted otherwise, EnAct is supplied by Xchange ONLY under the License and Carreker and Carreker's Sublicensees are prohibited from using or duplicating EnAct except as expressly permitted in this Agreement or the applicable Sublicense and Services Agreement.

2.7 Nothing in this Agreement is intended to restrict or affect, nor shall any such provision restrict or affect, (a) any contracts, licenses, sublicenses or other agreements in effect as of the Effective Date between Xchange (or any party duly authorized by Xchange) and any licensee,


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                                      -7-

sublicensee or other user of EnAct or any component thereof and (b) the right of Xchange (or any party duly authorized by Xchange) to market, sell, license, sublicense, distribute or otherwise commercially exploit EnAct, or any component thereof, to (i) any and all users or potential users outside of the Territory, whether or not such users or potential users are within the Subject Field, (ii) any and all users or potential users outside of the Subject Field, whether or not such users or potential users are within the Territory or (iii) any and all licensees, sublicenses or other parties that use or are authorized to use EnAct or any component thereof pursuant to any contracts, licenses, sublicenses or other agreements in effect as of the Effective Date.

2.8 During the Initial Term or any Renewal Term, Xchange shall make reasonable commercial efforts to provide notice (electronic, written or oral) to Carreker of any entities which express to Xchange an interest in EnAct and which Xchange believes are potential Sublicensees for EnAct in the Subject Field and within the Territory. During the Initial Term and any Renewal Term, Xchange shall also use reasonable commercial efforts to include Carreker as a subcontractor of services in its provision of EnAct outside of the Territory as Xchange, in its sole discretion, deems appropriate.

2.9 The parties shall execute, concurrent with the execution of this Agreement, a Software Escrow Agreement (the "Software Escrow Agreement") in the form attached hereto as Exhibit 1. Xchange hereby grants to Carreker a non-exclusive, non-assignable, and non-transferable right and license (the "Source Code License") to possess and use the Deposit Materials (as defined in the Software Escrow Agreement) solely for internal purposes to provide maintenance and support of the Software used by Sublicensees until the expiration or termination of this Agreement; provided, however, that such Source Code License shall not be exercisable unless and until an Event of Release (as defined below) occurs and the Deposit Materials are released pursuant to the Software Escrow Agreement. Title to the Deposit Materials shall remain at all times with Xchange and the Deposit Materials shall remain confidential and proprietary to Xchange. Carreker's rights to possess and use the Deposit Materials do not give Carreker any right to disclose, market, sublicense, distribute or in any other manner make the Deposit Materials (or their derivatives) available to third parties. Carreker shall not, under any circumstances, copy, duplicate, or otherwise reproduce the Deposit Materials in any manner other than as required for maintenance and support of the Software and as required for archival backup. Carreker shall not copy, distribute, or in any way disseminate the Deposit Materials, or any information or ideas contained in the Deposit Materials, to any party without the prior express written permission of Xchange. Carreker shall take all steps necessary to maintain the confidentiality of the Deposit Materials. In the Event that Carreker acquires the Deposit Materials pursuant to the Software Escrow Agreement, (a) this Agreement may not be terminated for Xchange's failure to provide the maintenance and support services set forth in this Agreement, (b) Xchange shall be relieved of, and Carreker shall assume, all of Xchange's maintenance and support obligations pursuant to this Agreement, (c) Carreker shall be relieved of its obligation to make Maintenance Fee payments pursuant to Section 5.2 and Xchange shall be relieved of its obligation to provide a credit pursuant to Section 5.2, and
(d) all other provisions of this Agreement shall remain in full force and effect. The parties acknowledge and agree that the Software Escrow Agreement shall be supplementary to this Agreement pursuant to 11 U.S.C. Section 365(n) and that if Xchange, as a debtor in possession, or trustee in bankruptcy in a case under Title 11 of the United States Code rejects this Agreement, Carreker may elect to retain its rights under this Agreement as provided in 11 U.S.C. Section 365(n).

                  An "Event of Release" shall mean (a) the dissolution or liquidation of Xchange


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                                      -8-

or the institution by or against Xchange of any bankruptcy, reorganization, debt arrangement, assignment for the benefit of creditors or other proceeding under any bankruptcy or insolvency law or dissolution, receivership or liquidation proceeding that remains unstayed or undismissed for a period of ninety (90) days; or (b) any unjustified and permanent failure on the part of Xchange to materially fulfill its maintenance and support obligations in accordance with the terms of this Agreement after written notice of such failure and an opportunity to cure within thirty (30) days of such written notice and without the occurrence of any breach by Carreker.

3.       ROYALTIES

3.1      Subject to the requirements for Guaranteed Royalties set forth in
Section 3.2 and 3.3 below, Carreker shall pay to Xchange the royalty fees (the "Royalty Fees") during the Initial Term and each Renewal Term thereafter as set forth on Schedule D hereto.

3.2 Carreker shall pay to Xchange nonrefundable guaranteed royalty payments (the "Guaranteed Royalties") for the Initial Term in the amounts and on the due dates set forth in Schedule D attached hereto. If Carreker exercises its option to renew this Agreement pursuant to Section 4.1 of this Agreement for any Renewal Term, Carreker shall make payment for Guaranteed Royalties for such Renewal Term as set forth on Schedule D hereto. Carreker shall pay all Guaranteed Royalties notwithstanding the actual amount of Revenues earned by Carreker in the Initial Term or any Renewal Term thereafter and no Guaranteed Royalties shall be subject to refund.

3.3 If the Royalty Fees earned during the course of the Initial Term or any Renewal Term thereafter exceed the amount of any installment, or combination of installments of the Guaranteed Royalties previously made for such term, then any and all Royalty Fees earned in excess of the total amount of the Guaranteed Royalties previously paid for such Initial Term or Renewal Term shall be calculated on a Quarterly basis and shall be due and payable on the 30th day after the end of the Quarter in question beginning with the first Quarter within which such excess Royalty Fees are earned. All such payments shall be used to offset any future Guaranteed Royalties to be due and owing in such Initial Term or Renewal Term, as the case may be.

3.4 All Guaranteed Royalties, Royalty Fees or Maintenance Fees are payable in U.S. Dollars. The Guaranteed Royalties, Royalty Fees and Maintenance Fees shall be exclusive of all federal, state local or other sales, use, value added excise or other taxes (except those which are solely measured by Xchange's Income) whether currently imposed or applicable in the future, all of which Carreker shall be liable for and all of which Carreker shall be responsible for reporting and paying. In the event that Xchange is required to pay any such tax, Carreker shall reimburse Xchange for the same within five days of any written or oral demand made by Xchange. To the extent that Revenues are to be paid to Carreker in currency other than United States dollars, then for purposes of calculating Royalty Fees, Maintenance Fees or Carreker Maintenance Fees, such amounts shall be converted into United States dollars on the date such Revenues are recorded as income on the books of Carreker at the then current exchange rate as set forth on that date (or the next business day if such date is not a business day) in the Wall Street Journal.

3.5 Any Guaranteed Royalties, Royalty Fees or Maintenance Fees payable to Xchange that are not paid when due shall bear interest at the rate of one percent (1%) per month, compounded monthly, or at the maximum rate permitted by law. Amounts received by Xchange hereunder shall first be credited against any unpaid interest accrued pursuant to this Section 3.5, and accrual


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                                      -9-


of such interest shall be in addition to and without limitation of any and all additional rights or remedies which Xchange may have hereunder or at law or in equity. In the event that Xchange is required to bring any action to collect any amounts due under this Agreement, Xchange shall be entitled to reimbursement by Carreker for the reasonable costs of such collection (including without limitation reasonable attorneys' fees).

4.       TERM; TERMINATION

4.1 During the Initial Term and for so long as this Agreement is in effect, Carreker shall have the perpetual option to renew this Agreement for additional terms (each a "Renewal Term") beginning with the period from April 1, 2002 to December 31, 2002, and for each Calendar Year thereafter by (a) providing written notice to Xchange no later than (i) March 1, 2002 for the first Renewal Term and (ii) October 1 of the Calendar Year prior to each Renewal Term thereafter, and (b) making payment of the Guaranteed Royalties for such Renewal Terms as set forth in Section 3.

4.2 If Carreker does not exercise its option to renew this Agreement at the end of the Initial Term or any Renewal Term and the total amount of Royalty Fees actually earned by Xchange during the Initial Term and any Renewal Term does not exceed the Guaranteed Royalties for the Initial Term and any Renewal Term, then Carreker shall be permitted to continue to act as a reseller of EnAct under the terms of this Agreement on a non-exclusive basis until Royalty Fees have been earned in an amount equal to all such Guaranteed Royalties (the "Non-Exclusive Term").

4.3 Upon termination or expiration of this Agreement, Carreker shall immediately cease all marketing and other activities relating to EnAct. However, in the event that this Agreement expires or terminates for any reason other than pursuant to Sections 4.4 or 4.6 hereof, Carreker may continue to provide Consulting Services and other maintenance or user services to Sublicensees during the remainder of the term of any Sublicense and Services Agreement in effect at that time. In the event that this Agreement is terminated pursuant to sections 4.4 or 4.6, Xchange shall have the option to require Carreker to assign its rights and interests in any such Sublicense and Services Agreement by providing written notice to Carreker and such assignment shall be effective upon the thirtieth (30th) day after such notice. Notwithstanding any expiration or termination, all applicable provisions of the Agreement shall apply in the event that Carreker continues to provide Consulting Services and other maintenance or user services to Sublicensees.

4.4 This Agreement shall automatically terminate if Carreker shall file a petition in bankruptcy, shall be adjudicated a bankrupt, shall take advantage of the insolvency laws of any jurisdiction to which it is subject, shall make an assignment for the benefit or creditors, shall be voluntarily or involuntarily dissolved, shall admit in writing its inability to pay debts as they come due, shall have a receiver, trustee or other court officer appointed for its property, shall have had a bankruptcy petition filed against it that has not been discharged within sixty days of the filing thereof or shall commit any other act of bankruptcy.

4.5 Carreker shall have the option to terminate this Agreement if Xchange shall file a petition in bankruptcy, shall be adjudicated a bankrupt, shall take advantage of the insolvency laws of any jurisdiction to which it is subject, shall make an assignment for the benefit or creditors, shall be voluntarily or involuntarily dissolved, shall admit in writing its inability to pay debts as they come due, shall have a receiver, trustee or other court officer appointed for its property, shall


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                                     -10-

have had a bankruptcy petition filed against it that has not been discharged within sixty (60) days of the filing thereof or shall commit any other act of bankruptcy.

4.6 If Carreker shall fail to perform or shall be in breach of any of its obligations hereunder, and shall have failed or been unable to remedy said failure or breach within thirty (30) days after receipt of written notice from Xchange with respect thereto, Xchange may terminate this Agreement, hereunder, by giving written notice of termination to Carreker. In addition to the foregoing, Xchange shall be entitled all remedies available under law or equity.

4.7 If Carreker shall not have paid Xchange the full amount of any outstanding Guaranteed Royalties, Royalty Fees or Maintenance Fees for the Initial Term or any Renewal Term as of the date of any termination or expiration, then the unpaid balance of such Guaranteed Royalties, Royalty Fees or Maintenance Fees shall become due and payable within ten (10) days following the date of termination.

4.8 In the event of any termination or expiration of this Agreement, and, if applicable, upon the date that the rights afforded to Carreker in
Section 4.3 shall cease, Carreker (i) shall deliver to Xchange all copies of EnAct or Proprietary Material in Carreker's possession, custody or control; and (ii) shall destroy all copies of EnAct or Proprietary Material, and render unusable information and data relating to thereto stored in any storage facility which for any reason cannot be delivered to Xchange. An authorized representative of Carreker shall certify in writing to Xchange that all Proprietary Material in its possession, custody or control has been delivered to Xchange, destroyed or rendered unusable. Xchange shall have the option to terminate or require Carreker to terminate any Sublicense and Services Agreements pursuant to which the Sublicensee is in default.

4.9 Notwithstanding any termination or expiration of this Agreement, Carreker shall remain liable to Xchange for payments accruing pursuant to this Agreement. Termination of this Agreement by expiration or otherwise shall not release Carreker from any of its obligations or liabilities accrued or incurred hereunder or rescind or give rise to any right to rescind any payment made to Xchange hereunder; provided, however, that in the event that Carreker terminates this Agreement pursuant to Section 4.5, the amount then currently due or accruing to Xchange pursuant to this Agreement shall be equal to the greater of (a) the total amount of Guaranteed Royalties for the term, whether it be the Initial Term or any Renewal Term, in which the Agreement is terminated prorated in accordance with the number of days that the Agreement shall have been in effect during such term or (b) the total amount of Royalty Fees (excluding Guaranteed Royalties) due and payable to Xchange at the time of termination. In no event shall Carreker be entitled to any refund of payments already made to Xchange

4.10 Carreker hereby agrees that it shall not be entitled to damages of any kind or to an injunction or order of any kind arising out of or in connection with or relating to the termination or expiration of this Agreement or its appointment as a reseller of Xchange and, to the maximum extent permitted by law, waives any right, defense, action or claim it may have under any law, rule, regulation or decision in whole or in part for the protection of franchisees, resellers, dealers and/or distributors.

4.11     Sections 2.4, 2.5, 4, 6.2, 6.5, 7.1(xi), 8.2, 8.3, 8.4, 8.6, 9,
10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.8, 10.9, 11 and 12 shall survive any expiration or termination of this Agreement.

5.       TRAINING; MAINTENANCE; SUPPORT

5.1 Provided that Carreker is in full compliance with the terms of this Agreement, including without limitation the payment of all Royalty Fees, Guaranteed Royalties and Maintenance Fees (as defined in Section 5.2), Xchange shall use reasonable commercial efforts to provide maintenance and support services for the Software in accordance with Schedule E attached hereto. Such maintenance and support services shall be provided during the Initial Term, any Renewal Term and for a period of twelve months after the date of the last Guaranteed Royalty payment made by Carreker; provided, however, that if Carreker makes any Royalty Fee payments in excess of Guaranteed Royalties after the date of the last Guaranteed Royalty payments, Xchange shall provide such maintenance and support in connection with Carreker's support of the Sublicense and Services Agreements contributing to such excess Royalty Fee for a period of 12 months after such payment. Carreker shall designate at least one system manager and one alternate, in the event the system manager is not available, for receipt of maintenance and support services from Xchange. Xchange's maintenance and support obligations pursuant to this Section 5.1 shall be limited to the most current version of the Software and the next most current version of the Software; provided, however, that with respect to such next most current version, such maintenance and support obligations shall only be in effect until twelve months after the release of the current version.

5.2 Unless otherwise agreed to by the parties, Carreker's obligation to pay Maintenance Fees shall be automatically renewed on an annual basis from the date of the Guaranteed Royalty payment or any Royalty Fee payment in excess of Guaranteed Royalties and each such Maintenance Fee shall be equal to ten percent (10%) of each applicable prior EnAct Royalty (whether attributable to a Guaranteed Royalty payment or a Royalty Fee payment) and shall be paid annually in advance on the yearly anniversary date of the Enact Royalty in question. Guaranteed Royalties that become due and payable during any Renewal Term pursuant to Schedule D hereto shall be reduced by ten percent (10%) of the cumulative amount of any Unearned Royalties (as defined below) that accrue during the Initial Term or any prior Renewal Term, to the extent that such Unearned Royalties have not already been deducted from prior Guaranteed Royalties. "Unearned Royalties" shall mean the difference between the total amount of EnAct Royalty paid by Carreker during the Initial Term or during any Renewal Term less the actual amount of EnAct Royalties that would have been paid based solely upon Royalty Fees (and not Guaranteed Royalties) for such Initial Term or Renewal Term. In the event that a Sublicensee does not renew its annual maintenance arrangement under its Sublicense and Services Agreement, Xchange shall provide to Carreker a credit, prorated as appropriate to reflect actual usage of maintenance during the period in question, equal to 10% of the EnAct Royalty paid by Carreker attributable to such Sublicense and Services Agreement to be applied against the Maintenance Royalty payment component of the next scheduled Guaranteed Royalty and, if applicable, in each Maintenance Fee payment thereafter.

5.3 Carreker is responsible for providing to Sublicensees (i) first line support, skilled instructors and technical assistance to Sublicensees with respect to the Software and (ii) for providing complete support, including Consulting Services, for all other components of EnAct. Such first line support (referred to in clause (i) of the prior sentence) shall include, but not be limited to, answering questions about using the Software, ensuring that the Software is used by Sublicensees in accordance with the Documentation, and determining the origin of problems.

5.4 Provided that Carreker is in full compliance with the terms of this Agreement, including without limitation the payment of all Royalty Fees and Guaranteed Royalties, Xchange shall provide to Carreker one (1) copy of each Update (in object code format), and to the corresponding Documentation, if any. Carreker shall be responsible for copying and distributing Updates and other maintenance to Sublicensees; provided, however that Carreker shall not distribute any such Updates to any Sublicensee that is not in full compliance with the terms of its Sublicense and Services Agreement.

5.5 In the event that Xchange performs maintenance services with respect to the Software that, pursuant to Schedule E should have been performed by Carreker, then Carreker will reimburse Xchange for such services that were reasonably incurred by Xchange at Xchange's then current rates. Carreker will also reimburse Xchange for all actual and reasonable expenses incurred in the performance of such services.

5.6 Xchange shall use reasonable commercial efforts to provide Xchange Services in accordance with the applicable provisions set forth on Schedule D hereto.

6.     TRADEMARKS

6.1 Carreker shall identify itself as an authorized reseller of EnAct in connection with all of its reselling activities which are contemplated by this Agreement. Carreker only shall use the Trademarks in connection with the marketing of EnAct in accordance with the terms of this Agreement. The Trademarks shall remain the sole property of Xchange and shall inure to the benefit of Xchange and Carreker will have no rights in such marks except as expressly set forth herein. Carreker's use of Trademarks shall be under Xchange's trademark policies and procedures then in effect.

6.2 Carreker shall not market EnAct in any way which implies that EnAct is the proprietary product of Carreker or of any party other than Xchange. Carreker shall not use, directly or indirectly, in whole or in any part thereof, any Trademark prior to or subsequent to the term of this Agreement or as part of Carreker's corporate or business name or in any other manner not specified by this Agreement. Carreker shall not use any other mark likely to cause confusion with the Trademarks as any portion of Carreker's trade name or trademark for any products of Carreker.

6.3 Carreker agrees with respect to each Trademark, to include in each advertisement, brochure, or other such use of the Trademark, the trademark symbol "(R)" and the following statement:

"EnAct(R)" (or other Trademark) is a registered trademark of Exchange Applications Inc., Boston, Massachusetts 02111

or such other or further statement as Xchange may reasonably request.

6.4 Carreker shall not remove, deface or change, or cause to be removed, defaced or changed, as the case may be, any Documentation or any labels, tags, packaging, serial numbers, notices, model numbers, designations or other information or material of any kind affixed to or incorporated in any component of Enact. All advertising copy, ideas, campaigns, programs, in whatever form and in any media, undertaken by or on behalf of Carreker and related in any way or referring, in whole or in part, to Xchange or EnAct must be specifically approved by Xchange, in writing, prior to dissemination to the public or any potential Sublicensees. Carreker shall permit Xchange to make reasonable quality control inspections with respect to the use of the Trademarks, but Xchange shall not be liable to Carreker, Carreker's Sublicensees or others for its failure to do so or for any defects which it discovers or could or would have discovered by so doing.

6.5 Upon the expiration or termination of this Agreement, Carreker shall have no further rights to use the Trademarks; and at no time shall Carreker make any claim thereto or against the use thereof by Xchange or other duly authorized party. Xchange shall not have any liability to Carreker for any claims made by third parties relating to Carreker's use of the Trademarks.

7.       DUTIES AND REPRESENTATIONS OF CARREKER

7.1 Carreker covenants, represents and agrees that it will have the personnel, knowledge and skill necessary to market and sublicense EnAct and provide all necessary or desirable services to Sublicensees in connection therewith, and agrees that it shall, at its sole expense:

       (i) provide Sublicensees with Consulting Services, installation services, first line maintenance services and other assistance in the use of EnAct complying, at a minimum, with Sections 5.1, 5.3, and 5.4 hereof;

       (ii) require its personnel to successfully complete such training on the marketing, use, configuration, installation, and servicing of EnAct as Xchange may, from time to time, reasonably require;

       (iii) fully comply with all product literature, user manuals or other Documentation provided to Carreker for use with EnAct;

       (iv) keep complete and accurate records of warranty claims and requests for maintenance services or other assistance and of actions taken in response thereto, and promptly make available all such records to Xchange, upon receipt of a written request;

       (v) promote, advertise and market EnAct to potential customers in the Subject Field and within the Territory;

       (vi) avoid deceptive, misleading, illegal, or unethical practices that may be detrimental to Xchange or to EnAct;

       (vii) not make any representations, warranties, or guarantees (oral or written) to Sublicensees concerning EnAct that are inconsistent with or in addition to those made in this Agreement by Xchange;

       (viii) not infringe Xchange's or any third party's copyright or other proprietary rights in EnAct and not enter into any Sublicense and Services Agreement that by its terms or by operation of law will abridge or infringe upon Xchange's proprietary rights in and/or to EnAct;

       (ix) comply with all applicable federal, state, local and foreign laws and regulations in performing its duties with respect to its performance of this Agreement;

       (x) provide Quarterly reports certified by an officer of Carreker detailing Revenues, and Royalty Fees on a Quarterly and year to date basis and such reports shall be in the form provided by Xchange and shall include such additional information pertaining to Revenues and Royalty Fees as Xchange reasonably requests. Such reports shall be delivered to Xchange no later than the 45th day after the end of the applicable Quarter or year; and

       (xi) at its own expense, keep and maintain complete and accurate books and records concerning the Revenues and the use and marketing of EnAct during the Term and for period of three (3) years thereafter. During the Term and for such three (3) year period thereafter, Xchange, or its authorized representative, shall have the right to examine and audit, at Xchange's expense and during normal business hours, all of Carreker's books and records which may reasonably pertain to this Agreement at Carreker's place of business as set forth in the preamble to this Agreement. If an audit reveals that Carreker has underpaid Royalty Fees to Xchange, due to (a) underreporting its royalties or fees, (b) the failure of Carreker or any Sublicensee to properly allocate revenues or fees to EnAct in a commercially reasonable manner or (c) any other reason, Carreker shall immediately pay such underpaid Royalty Fees plus interest as provided for in Section 3.5. If the underpaid Royalty Fees are in excess of five percent (5%), then, in addition to the past due fees and interest due thereon, Carreker shall pay Xchange's reasonable costs of conducting the audit. Xchange shall be entitled to conduct no more than two audits during any Calendar Year within the Term.

7.2 Carreker covenants and agrees that it will not use, market, distribute, export, re-export, sell, ship or transfer EnAct or any component thereof in violation of any applicable law, rule or regulation of the United States, or any State of the United States or any foreign country of applicable jurisdiction (including without limitation any United States or foreign law, rule or regulation relating to technology export or transfer) and it specifically agrees that it will not market, distribute, export, re-export, sell, ship or transfer EnAct or any component thereof: (i) to any end-user who Carreker knows or has reason to know will utilize EnAct or any component thereof in the design, development or production of nuclear, chemical or biological weapons; or (ii) to any end-user who has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. Government.

8.       WARRANTIES; LIMITATIONS

8.1 Xchange warrants that (a) it has the right to license EnAct pursuant to the terms set forth in this Agreement, (b) to the best of Xchange's knowledge, EnAct does not infringe upon any patent, copyright, trademark, trade secret or other proprietary right of any third party, in all cases currently existing under the laws of the United States or any other jurisdiction within the Territory and (c) at the time of initial delivery of the Software (or any Update) to Carreker under this Agreement, and for a period of one year after the delivery of such Software or Update, as the case may be, each such copy will be a true copy of Xchange's standard version thereof, as most recently released by Xchange and that its functionality will materially conform to the Documentation furnished to Carreker for use therewith.

8.2 EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE SOFTWARE IS NOT ERROR-FREE AND IS BEING PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND AND XCHANGE HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN WITH RESPECT TO THE

SOFTWARE INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, NON-INTERFERENCE WITH ENJOYMENT, ACCURACY, SECURITY, COMPATIBILITY, INTEGRATION, VALIDITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES IMPLIED FROM ANY COURSE OF DEALING OR USAGE OF TRADE. CARREKER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED HEREIN NO OTHER WARRANTIES WITH RESPECT TO ENACT HAVE BEEN MADE TO CARREKER BY OR ON BEHALF OF XCHANGE OR OTHERWISE FORM THE BASIS FOR THE BARGAIN BETWEEN THE PARTIES.

8.3 XCHANGE'S TOTAL LIABILITY TO CARREKER FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, SHALL NOT EXCEED THE ROYALTY FEES PAID TO XCHANGE BY CARREKER WITH RESPECT TO THE TRANSACTIONS IN QUESTION AND SHALL BE, TO THE EXTENT POSSIBLE, OFFSET FROM ANY GUARANTEED ROYALTIES OR EXCESS ROYALTY FEES OWED BY CARREKER TO XCHANGE PURSUANT TO THIS AGREEMENT. IN NO EVENT SHALL XCHANGE BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR TORT DAMAGES, INCLUDING WITHOUT LIMITATION ANY DAMAGES RESULTING FROM LOSS OF USE, LOSS OF DATA, LOSS OF PROFITS, CLAIMS BY THIRD PARTIES, LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OF ENACT OR XCHANGE'S PERFORMANCE OF SERVICES OR OF ANY OTHER OBLIGATIONS RELATING TO ENACT, EVEN IF XCHANGE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER ANY REMEDY HEREIN FAILS OF ITS ESSENTIAL PURPOSE.

8.4 Xchange's warranties pursuant to Section 8 shall be limited to the most current version of the Software. The sole remedy for the breach by Xchange of the warranties set forth in Sections 8.1(a) and 8.1(b) shall be limited to the indemnification provisions set forth in Section 9.1 below. Xchange's obligations for breach of the warranty set forth in Section 8.1(c) shall be limited, at Xchange's option, to corrections or replacement of that portion of the Software which fails to conform to such warranty, a refund of any Royalty Fees or Guaranteed Royalties paid by Carreker for the copies in question or an offset of Royalty Fees or Guaranteed Royalties that have or will become due and payable from Carreker for the copies in question. In no event shall Xchange be liable for any breach of warranty unless notice thereof is given to Xchange within one year from Xchange's delivery to Carreker of the Software in question. Xchange shall have no liability insofar as:

       (i) Carreker or a Sublicensee modifies the Software without the prior written consent of Xchange;

       (ii)the Software is misused or exposed to environmental or operating conditions beyond those specified in writing by Xchange;

       (iii) the Software is damaged, altered or affected by accident, neglect, misuse or other abuse by other than Xchange employees or agents;

       (iv) the claimed defect or error has been caused, in whole or in part, by persons other than Xchange or by products, equipment or computer programs not provided by Xchange;

       (v) the Software is not used with the operating systems or hardware specified in the Documentation or as otherwise specified in the Documentation.

8.5 In no event shall Xchange have any responsibility to correct any database errors or any errors or damages caused by or arising out of hardware defects or input errors.

8.6 Carreker shall make no representation or warranty concerning the quality, performance or other characteristics of EnAct, or Xchange's obligations with respect thereto, other than those which are consistent in all respects with, and do not expand the scope of, the warranties set forth herein. Carreker shall include in each Sublicense and Services Agreement granting the right to use EnAct appropriate provisions effective to limit Xchange's warranty liability as provided herein.

8.7 Provided that Carreker is in full compliance with the terms of this Agreement, during the Initial Term or any Renewal Term, and unless otherwise required by law, Xchange shall make no representation to customers or prospective customers of Carreker concerning the quality, performance or other characteristics of Carreker's performance of it obligations under this Agreement without the consent of Carreker.

9.       INDEMNIFICATION

9.1      Except as provided in Sections 8 (other than 8.1(a) and 8.1(b)) and
9.2 and subject to Sections 9.3 and 9.4 below, Xchange will defend Carreker against, or, at its option, settle any and all claims brought against Carreker to the extent that such claim is based upon an assertion that EnAct infringes any valid patent, copyright, trademark, trade secret or other proprietary rights of a third party, in all cases currently existing under the laws of the United States or any other jurisdiction within the Territory and shall indemnify Carreker against any and all costs, damages, and expenses (including, without limitation, reasonable attorneys' fees) finally awarded against Carreker as a direct result of any such claim

9.2 Xchange shall have no liability for and, subject to Section 9.3 below, Carreker will, at its own expense defend Xchange against, or at its own option settle, (i) any claims for any infringement based upon (a) combination of EnAct with other products or services not furnished by Xchange or (b) any addition to or modification of EnAct made after delivery of EnAct to Carreker by any person other than Xchange, to the extent that such infringement is caused in whole or in part by the combination, addition or modification, (ii) any claims arising out of the use of a superseded or altered release of EnAct if the infringement would have been avoided by the use of a current or unaltered release of EnAct that Xchange provides to Carreker; (iii) any claims arising out of the combination, operation or use of any component of EnAct furnished under this Agreement with software, hardware or other materials not furnished by Xchange if such infringement would have been avoided by the use of EnAct without such software, hardware or other materials and (iv) any claims arising out of or relating to any breach by Carreker of this Agreement or any representations or warranties made by Carreker which are inconsistent with, in addition to or beyond the scope of those provided by Xchange in this Agreement; and Carreker shall indemnify Xchange against any and all costs, damages, and expenses (including, without limitation, reasonable attorneys' fees) finally awarded against Xchange as a direct result of any such claim.

9.3 The rights of either party (the "Indemnified Party") to the indemnification from the other party (the "Indemnifying Party") set forth in Sections 9.1 and 9.2 above are subject to the Indemnifying Party receiving from the Indemnified Party (i) prompt written notice of any such claim (but failure to give such prompt notice shall not be a disqualification to indemnification unless such failure results in material and permanent prejudice to the defense of the claim), and (ii) all reasonable requested assistance, in the defense or settlement of such claim or suit. The Indemnifying Party shall provide reimbursement for out of pocket expenses incurred by the Indemnified Party in providing requested assistance hereunder. The Indemnifying Party shall be given the full and complete authority and control of the defense or any negotiated settlement relative to the subject matter of this Section 9.3; provided that the (a) Indemnified party shall be entitled to appear, at its own expense, at any hearing or proceeding related thereto and (b) any settlement or resolution entered into by the Indemnifying Party must completely release the Indemnified Party from the Indemnifying Party all liability related to the claim. In no event shall the Indemnifying Party be responsible for the settlement of any claim by entered into by the Indemnified Party unless such party (i) was given full notice of the terms and conditions of the settlement and (ii) has expressed its approval to such settlement in writing.

9.4 Should EnAct or any part thereof become, or in Xchange's opinion be likely to become, the subject of a claim of infringement, Xchange shall use reasonable commercial efforts to either procure for Carreker and its Sublicensees the right to continue using EnAct or replace or modify EnAct to make it non-infringing. In the event that Xchange is unable to procure such rights or make such replacements or modifications by reasonable commercial efforts, Xchange shall have the option to terminate this Agreement or any relevant Sublicense and Services Agreements issued for the infringing components of EnAct and provide a refund of the applicable Guaranteed Royalties or Royalty Fees paid to Xchange by Carreker related thereto in an amount that is fair and equitable under the circumstances and is depreciated over a period of three (3) years.

9.5 This Section 9 states the entire liability of Xchange and the sole and exclusive remedy of Carreker with respect to any claim of infringement by EnAct or any other claim referred in this Section 9 brought against Carreker by any Sublicensee, or brought against Carreker or any Sublicensee by a third party.

10.      PROTECTION OF PROPRIETARY RIGHTS

10.1 Carreker acknowledges that the Proprietary Material is confidential and constitutes valuable assets of Xchange or of a third party licensor of Xchange. Carreker shall not use any Proprietary Material for any purpose not specifically authorized in this Agreement, shall hold such Proprietary Material in confidence and shall not disclose any Proprietary Material licensed hereunder to any third parties.

10.2 Carreker shall limit access to Proprietary Material to those employees whose use of or access to the Proprietary Material is necessary to Carreker's use of EnAct. Carreker has entered or will enter into appropriate written agreements with its employees to prevent the unauthorized use, disclosure or copying of any Proprietary Material and shall take all necessary precautions to protect and maintain the confidentiality of the Proprietary Material, including at a minimum, those precautions Carreker employs to protect its own confidential information. Carreker shall not disclose, publish, display or otherwise make available to any person any of the Proprietary Material or copies thereof without Xchange's prior written consent. Carreker shall not duplicate, copy or reproduce any of the Proprietary Material, except with the prior written consent of Xchange.

10.3 Carreker shall not remove any copyright or other proprietary rights notice included in any Proprietary Material and shall reproduce all such notices on any copies of Proprietary Material which Carreker may make.

10.4 All title, copyright and other proprietary rights to all Proprietary Material furnished by Xchange to Carreker and in all copies made by Carreker shall be retained by Xchange or of its third party licensor.

10.5 Carreker shall provide to Xchange prompt notice and a complete description (including copies of any related software or other materials) of any New Development. All New Developments shall be deemed works for hire and shall be owned exclusively by Xchange. In the event that under any applicable law a New Development fails to constitute a work for hire, Carreker hereby irrevocably assigns and transfers to Xchange, free from all liens and other encumbrances, any and all title, rights and interests that it shall have or come to have in any such New Development. If any part of a New Development does not constitute a work for hire and is prohibited from assignment under applicable law, then Carreker hereby grants to Xchange an exclusive, transferable, perpetual, royalty free license (with the right to sublicense) to make, use, copy, distribute, license, create derivative works from and otherwise to exploit and enjoy in any way any such New Development or portion thereof. At the end of the Term, Carreker shall have a perpetual, non-exclusive, nontransferable, non-assignable, royalty free license to use and sublicense any New Development that it creates independently or jointly with a third party; provided, however, that (a) any such use or sublicense shall be restricted to the New Development and shall not include any other portion of EnAct and (b) any such sublicenses shall only be to end users.

10.6 Except as expressly permitted in Section 2.9, Carreker agrees that it shall not cause or permit the reverse engineering, reverse assembly or reverse compilation of the Proprietary Material. Carreker agrees not to use, or to permit others to use, any Proprietary Material for the purpose of creating, improving or otherwise assisting in the development and/or marketing of any product which performs functions similar to, or competitive with, EnAct. Carreker shall not disclose the results of any benchmark tests or other evaluation of the Software to any third party without Xchange's prior written consent.

10.7 Carreker shall notify Xchange promptly of any infringement, unauthorized possession, disclosure, or use of Xchange's EnAct or any Proprietary Materials by any Sublicense or other party or any violation of the confidentiality or Software use provisions included in any Sublicense and Services Agreement of which Carreker is aware. Xchange shall have the right, in its sole discretion, to proceed against any party, including any Sublicensee, with respect to any infringement, unauthorized possession, disclosure, or use of EnAct or any Proprietary Materials and all damages recovered in such action shall be payable solely to Xchange. Carreker shall fully cooperate with Xchange at no cost to Xchange (except for reasonable out of pocket costs) in all stages of any such action. Upon the request of Xchange, Carreker will take such reasonable actions as Xchange may request (including instituting and prosecuting appropriate legal proceedings) to enforce the provisions of any Sublicense and Services Agreements and to prevent or remedy any infringement, unauthorized possession, disclosure or use of EnAct or Xchange's Proprietary Material by a Sublicensee. Xchange shall bear the costs of any such action by

Carreker against any Sublicensee and shall be entitled to any and all damages collected as a result thereof and such damages shall not act to reduce, offset or refund any Guaranteed Royalties or Royalty Fees.

10.8 Carreker acknowledges that any breach of its obligations with respect to proprietary rights of Xchange will cause Xchange irreparable injury for which there are inadequate remedies at law and that Xchange shall be entitled to equitable relief in addition to all other remedies available to it.

10.9 Carreker understands and agrees that the Software is licensed by Xchange for use by Sublicensees only in the Territory and that in addition to the restrictions on the non-transferability of the Software agreed elsewhere herein, Sublicensees may not move, remove or transmit the Software from such location. This Agreement and the Software are subject to any and all clauses, regulations, orders or other restrictions relative to export, re-export, or redistribution of the Software and its components that may now or in the future be imposed by the government of the United States or any agency thereof (including without limitation the U.S. Department of Commerce).

11.      NON-SOLICITATION; NON-COMPETITION

11.1 During the Term and for a period of twenty-four (24) months thereafter, neither party shall recruit or hire any employees of the other party without the prior written consent of such other party except that Carreker may recruit or hire the persons listed on Schedule G hereto. This shall in no way, however, be construed to restrict, limit or encumber the rights of any employee granted by law. In the event that all or any of the persons listed on Schedule G hereto become employees or Carreker, Xchange shall have the right to utilize such employees pursuant to a mutually agreed to consulting agreement to be entered into between the parties. As to former employees of Xchange that were also employees of Customer Analytics, Inc. or Action Systems, Inc. prior to becoming employees of Xchange, Xchange agrees to waive any prohibitions on such former employees accepting employment with Carreker.

11.2 For the period commencing on the Effective Date and ending on the later of (i) eighteen (18) months after the Effective Date or (ii) six (6) months after the end of the Term, Carreker shall not market, advertise, sell, resell, distribute, license, sublicense or otherwise provide or offer to provide any products or services competitive with EnAct to any user, or potential user, in the world within or without the Territory. If at any time the provisions of this Section 11.2 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 11.2 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Carreker agrees that this Section 11.2 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

12.      GENERAL

12.1 This Agreement and the Schedules and Exhibits attached hereto set forth the entire agreement between the parties concerning the subject matter hereof and supersedes all other agreements or understandings, written or oral, relating thereto. No representation, promise, inducement or statement of intention has been made by either party which is not set forth in this


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                                     -20-

Agreement and neither shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. No amendment or modification of this Agreement or any provision hereof shall be binding upon any party hereto unless made in writing and signed by the parties.

12.2 This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, legal representatives, and permitted assigns; provided, however, that this Agreement is personal to both Carreker and Xchange.

12.3 This Agreement may not be assigned, sublicensed or otherwise transferred by either party to any third party other than as provided herein without the prior written consent of the other party; provided, however, that the consent of Carreker shall not be required in that event that this Agreement is assigned by Xchange to a purchaser of all, or substantially, all its assets or equity. Any attempt by either party to assign, sublicense or transfer the Software, this Agreement, or any of the rights or duties contained herein other than as specifically set forth in this Section 12.3 shall be void.

12.4 Carreker shall for all purposes hereunder be an independent contractor. This Agreement is not intended in any way to create the relationship of employer and employee or principal and agent between Xchange and Carreker and under no circumstances shall Carreker be considered an employee or agent of Xchange. Carreker shall have no authority to vary, alter or enlarge any of Xchange's obligations hereunder or to make representations, warranties or guarantees on behalf of Xchange. Carreker shall make all agreements with Sublicensees respecting EnAct in its own name and for its own account and risk, and shall establish its own prices. Nothing in this Agreement shall be construed to establish a relationship of co-partners or joint ventures between the parties.

12.5 During the Initial Term and any Renewal Term of this Agreement, Carreker shall be a member of the Xchange Alliance program and Xchange shall provide such management and resources as it, in its sole discretion, deems adequate to coordinate the relationship of the parties pursuant to this Agreement. For the Initial Term and any Renewal Term, the CEO or other officer of Xchange shall provide to Carreker a Quarterly briefing regarding EnAct and any developments related thereto and Carreker shall be permitted one seat on each of Xchange's Executive Advisory Board and Product Advisory Board.

12.6 No waiver of any default hereunder shall operate as a waiver of any other default or of a similar default on a future occasion. No waiver of any term or condition hereof shall be effective unless the same shall be in writing and signed by an authorized representative of the party waiving such term or condition. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available at law or in equity.

12.7 All notices to be given hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, duly addressed to the to the Presidents of the respective parties at the addresses on the first page hereof or to such other address as may be specified by written notification sent to the other party. All notices shall be effective when received.

12.8 Neither Xchange nor Carreker shall be liable for any delays in their performance of any of its obligations hereunder due to causes beyond its reasonable control, including, but not limited


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                                     -21-

to, fire, strike, war, riots, acts of any civil or military authority, acts of God, judicial action, unavailability or shortages of materials or equipment, failures or delays in delivery of vendors and suppliers or delays in transportation.

12.9 Each party hereto agrees that it will not make any public disclosure of the existence of this Agreement, any of its terms or any information concerning the transactions contemplated herein without the prior consent of the other party hereto. Notwithstanding the foregoing, no such consent shall be required in the event that any disclosure is required by applicable law, rule or regulation; provided, however, that with respect to any press release required by any rules or regulations of the Securities and Exchange Commission, the disclosing party shall provide the other party with a copy of such release within a reasonable time prior to such disclosure.

12.10 This Agreement shall be governed by, and construed and enforced with, the substantive law of the State of New York. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to any of the transactions contemplated by this agreement. Any legal action brought by either party against the other shall only be brought in a state court of New York or the U.S. Federal District Court in New York. Distributor hereby acknowledges, covenants and agrees that Xchange's execution of this Agreement and any and/or all of Xchange's activities contemplated by this Agreement shall not constitute, either individually or taken in whole or in part, submission by Xchange to the jurisdiction of any country or State in the Territory, as the case may be, or to any court located therein.

12.11 This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by facsimile transmission shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first written above.

CARREKER CORPORATION                       EXCHANGE APPLICATIONS, INC.

Signature: /s/ George Noga                 Signature: /s/ F. Daniel Haley
          -------------------------                  ------------------------
Name:     George Noga                      Name:     F. Daniel Haley
          -------------------------                  ------------------------
Title:    Senior Vice President and        Title:    Chief Strategy Officer
          Managing Director
          -------------------------                  ------------------------
Date:     March 31, 2001                   Date:     March 31, 2001
          -------------------------                  ------------------------

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                                     -22-